Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 2, 2024, of GenFlat Holdings, Inc. (the “Company”) relating to the audit of the consolidated financial statements as of and for the 12-month periods ended June 30, 2024 and 2023 included in the Company’s form 10K for the year ended June 30, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

The Woodlands, Texas

May 27, 2025